Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-172864, 333-180696, 333-186789, 333-202120, 333-209756, 333-216204, 333-223155, 333-229811, 333-236565, 333-239872 and 333-272902) of Magnachip Semiconductor Corporation of our report dated March 14, 2025, except for the effects of discontinued operations discussed in Note 2 to the consolidated financial statements, as to which the date is March 16, 2026 relating to the financial statements, which appears in this Form 10-K.

/s/ Samil PricewaterhouseCoopers
Seoul, Korea
March 16, 2026